Exhibit 10.25

EXECUTION COPY

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), effective as of May 18, 2009 (the “Effective Date”), by and between Virtu Financial LLC, a Delaware limited liability company (the “Company”), and Christopher Concannon (“Executive”).

WHEREAS, the Company desires to employ Executive and to enter into an agreement embodying the terms of such employment and considers it essential to its best interests and the best interests of its members to foster the employment of Executive by the Company during the term of this Agreement;

WHEREAS, Executive desires to accept such employment with the Company and to enter into this Agreement; and

WHEREAS, Executive is willing to accept employment on the terms hereinafter set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereby agree as follows:

1.                                      Term of Employment.  Subject to the provisions of Section 9 of the Agreement, this Agreement shall be effective for a period commencing on the Effective Date and ending on the day immediately preceding the third anniversary of the Effective Date (the “Initial Term”); provided, however, that such term shall be automatically extended for successive 12 month periods unless, no later than 60 days prior to the expiration of the Initial Term or any extension thereof, either party hereto shall provide written notice to the other party hereto of its or his desire not to extend the term hereof (the Initial Term together with any extension shall be referred to hereinafter as the “Employment Term”).

2.                                      Title; Position.

(a)                                 Executive shall have the title of “Executive Vice President” at the Company and the title, “President and Chief Executive Officer” at the Execution Services Subsidiary (as defined below) and shall have such responsibilities and duties with respect to the Company and the Execution Services Subsidiary as may be determined and assigned to Executive from time to time by Vincent Viola, the Managing Member of the Company (the “Managing Member”) consistent with such positions.  In addition to his duties at the Company, Executive shall assist in, and shall have principal responsibilities for, the formation and execution of an order routing and execution services business that will be formed as a subsidiary of the Company in a manner determined by the Managing Member (the “Execution Services Subsidiary”).  Executive shall serve as President and Chief Executive Officer of the Execution Services Subsidiary and shall report to the Managing Member.

(b)                                 During the Employment Term, Executive will devote his business time and best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Managing Member.

3.                                      Monthly Payment.  During the Employment Term, the Company shall pay Executive a payment of (the “Monthly Payment”) of $41,666 per month, payable in accordance with the Company’s usual payroll practices.  To the extent Executive has a positive capital account balance (attributable to allocations of income to Executive in excess of cash capital contributions made by Executive to the Company) at the end of any fiscal year each Monthly Payment (or the portion thereof equal to such excess positive balance) shall be treated as a reduction of Executive’s positive Capital Account Balance.

4.                                      Bonus.  Executive shall be afforded the opportunity to earn a bonus in respect of each 12-month period during the Employment Term based on Executive’s performance in the Company, determined at the sole discretion of the Managing Member and communicated to Executive in writing (each bonus awarded pursuant to this Section 4 shall hereinafter be referred to as the “Bonus”).  Each Bonus during the Employment Term shall be not less than $500,000 and shall be paid to Executive no later than March 15, 2010 and each successive March 15th during the Employment Term.  To the extent Executive has a positive capital account balance (attributable to allocations of income to Executive in excess of cash capital contributions made by Executive to the Company) at the end of any fiscal year, the Bonus (or the portion thereof equal to such positive balance after giving effect to the provisions of Section 3) shall be treated as an advance against Executive’s positive Capital Account Balance.

5.                                      Equity.  Executive has agreed to purchase Class A Interests of the Company that constitute profits interests representing, as of the date hereof, 2.830189% of the fully diluted and outstanding equity of the Company (the “Class A Profits Interest”).  The Class A Profits Interest is subject to forfeiture or repurchase to the extent set forth in Section 9(e).  The Executive will make capital contributions aggregating $1,007,989 (the “Initial Capital Contribution”) on account of the Class A Profits Interest in accordance with Schedule I attached hereto and in addition shall make additional capital contributions to the Company whenever the Executive’s Capital Account Balance is otherwise not pro rata with the other members of the Company in the manner specified in Schedule I up to the amount of such non-pro rata difference.  Notwithstanding Schedule I, Executive has the sole option to accelerate payment of the Initial Capital Contribution during the Initial Term of this Agreement.

6.                                      Employee Benefits.  During the Employment Term, Executive shall be provided with benefits on the same basis as benefits are generally made available to other senior executives of the Company.

7.                                      Vacation.  Executive shall be entitled to annual paid vacation in accordance with the vacation accrual policy of the Company.

8.                                      Business Expenses.  During the Employment Term, reasonable business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with Company policies.

9.                                      Termination.  Notwithstanding any other provision of the Agreement:

(a)                                 For Cause by the Company or Voluntary Resignation by Executive.  The Employment Term, and Executive’s employment hereunder, may be terminated at any time (x) by the Company for “Cause” upon delivery of a “Notice of Termination” (as defined in Section 9(d)) by the Company to Executive or (y) voluntarily by Executive (other than upon death, Disability or for Good Reason) upon delivery of a Notice of Termination to the Company.  For purposes of this Agreement, “Cause” shall mean:  (i) conviction of, or entry of a pleading of guilty or no contest by, Executive with respect to a felony or any lesser crime of which fraud or dishonesty involving the Company is a material element; (ii) Executive’s willful and continued failure to substantially perform his duties with the Company, or a willful failure to follow the lawful direction of the Managing Member, in either case, after the Managing Member delivers a written demand for substantial performance and Executive neglects to cure such a failure within ten (10) days after receipt of such notice; (iii) Executive’s material, knowing and intentional failure to comply with applicable laws with respect to the execution of the Company’s business operations or his material breach of Section 10, 11, 12 or 13 of this Agreement; (iv) Executive’s theft, fraud, embezzlement, dishonesty or similar conduct which has resulted or is likely to result in material damage to the Company or any of its affiliates or subsidiaries; or (v) Executive’s habitual intoxication or use of illegal drugs, in each case, which materially interferes with Executive’s ability to perform his assigned duties and responsibilities.  Notwithstanding the foregoing, Executive’s employment shall not be terminated for Cause pursuant to clauses (ii), (iii), (iv) or (v) unless Executive is given written notice of the events or acts or omissions giving rise to a termination for Cause and, in the case of clauses (iii), ten (10) days to cure the same.

If Executive is terminated for Cause or voluntarily resigns pursuant to this Section 9(a), he shall be entitled to receive only his Monthly Payment through the date of termination and he shall have no further rights to any compensation (including any Monthly Payment or any unpaid Bonus) or any other employee benefits under this Agreement and, with respect to the Class A Profits Interest, the provisions of Section 9(e) shall apply.  All other benefits and entitlements, if any, due following Executive’s termination of employment by the Company for Cause or by Executive voluntarily pursuant to this Section 9(a) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive shall not participate in any severance plan, policy or program of the Company.

(b)                                 Disability or Death.  The Employment Term, and Executive’s employment hereunder, shall terminate immediately upon his death or following delivery of a Notice of Termination by the Company to Executive if Executive becomes physically or mentally incapacitated and is therefore unable, for a period of 90 consecutive days or 120 days during any consecutive six-month period, to perform his duties with substantially the same level of quality as immediately prior to such incapacity (such incapacity is hereinafter referred to as “Disability”).  Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive his Monthly Payment through the date of termination and any earned but unpaid Bonus for any performance period which has ended on or prior to the date of termination.  Executive or Executive’s estate (as the case may be) shall have no further rights to any compensation (including any Monthly Payment or Bonus) or any other employee benefits under this Agreement and, with respect to the Class A Profits Interest, the provisions of Section 9(e) shall apply.  All other benefits and entitlements, if any, due Executive following Executive’s termination for Disability or death shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive (or his estate, as the case may be) shall not participate in any severance plan, policy or program of the Company.

(c)                                  Without Cause by the Company or for Good Reason by Executive.  The Employment Term, and Executive’s employment hereunder, may be terminated by the Company without Cause (other than by reason of Disability) or by Executive for “Good Reason” (as defined below) following the delivery of a Notice of Termination to the other party.  If Executive’s employment is terminated by the Company without Cause (other than by reason of Disability) or by Executive for Good Reason, Executive shall receive, within 30 days following termination, a lump sum payment of (i) any earned but unpaid Monthly Payment through the date of termination, (ii) any awarded but unpaid Bonus for any performance period which has ended on or prior to the date of termination, and (iii) an amount equal to twelve (12) months of Monthly Payments.  Executive shall have no further rights to any compensation (including any Monthly Payment or Bonus) or any other employee benefits under this Agreement and, with respect to the Class A Profits Interest, the provisions of Section 9(e) shall apply.  All other benefits and entitlements, if any, due or owing Executive following a termination pursuant to this Section 9(c) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive shall not participate in any severance plan, policy or program of the Company.

For purposes of this Agreement, “Good Reason” means:

(i)                                     any change in the duties or responsibilities (including reporting responsibilities) of Executive that is inconsistent in any material and adverse respect with Executive’s position, duties or responsibilities with the Company (including any material and adverse diminution of such duties or responsibilities); provided, however, that Good Reason shall not be deemed to occur upon a change in duties or responsibilities (other than reporting responsibilities) that is solely and directly a result of any event set forth in Section 9(a) or 9(b);

(ii)                                  any failure by the Company to comply with the provisions of Sections 3 or 4 of this Agreement;

(iii)                               any failure by the Company to comply with the provisions of Section 8 of this Agreement; or

(iv)                              any failure by a successor to all or substantially all of the Company’s assets to assume the Company’s obligations under this Agreement either contractually or by operation of law as of the date of the closing of the transaction pursuant to which such succession occurs;

provided that a termination by Executive with Good Reason shall be effective only if (x) Executive provides written notice to the Company of the event(s) giving rise to Good Reason within 60 days following the date Executive learned of such event and (y) within 30 days following the delivery of such notice by Executive to the Company, the Company has failed to cure the circumstances giving rise to Good Reason.

(d)                                 Notice of Termination.  Any purported termination of employment by the Company or Executive shall be communicated by a written Notice of Termination to Executive or the Company, respectively, delivered in accordance with Section 15(h) hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in the Agreement relied upon, the date of termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.  The date of termination of Executive’s employment shall be the date so stated in the Notice of Termination, which date shall be no less than 30 days following the delivery of a Notice of Termination; provided, however, that in the case of a termination for Cause by the Company, the date of termination shall be the date the Notice of Termination is delivered in accordance with Section 15(h) provided such notice shall only be delivered following the end of any applicable cure period set forth in Section 9(a).

(e)                                  (i)  Upon a termination of employment under Section 9(a) occurring prior to the consummation of a Company Sale (as defined below), (A) the “unvested” portion of Executive’s Class A Profits Interest set forth in the table below shall be automatically forfeited and (B) the “vested” portion of Executive’s Class A Profits Interest set forth in the table below shall be subject to the Company’s repurchase rights set forth in Section 9(e)(iii) below:

Date of Termination Event	“Unvested” Portion	“Vested” Portion
Prior to May 18, 2010	100.00%	0.00%

Date of Termination Event	“Unvested” Portion	“Vested” Portion
On or after May 19, 2010 but prior to May 18, 2011	66.67%	33.33%
On or after May 18, 2011 but prior to May 19, 2012	33.33%	66.67%
After May 18, 2012	0.00%	100.00%

(ii)                                  Upon a termination of employment under Section 9(b) or 9(c) occurring prior to the consummation of a Company Sale, (A) the “unvested” portion of Executive’s Class A Profits Interest in the table below shall be automatically forfeited and (B) the “vested” portion of Executive’s Class A Profits Interest set forth in the table below shall be subject to the Company’s repurchase rights set forth in Section 9(e)(iii) below:

Date of Termination Event	“Unvested” Portion	“Vested” Portion
Prior to May 18, 2010	100.00%	0.00%
On or after May 19, 2010 but prior to May 18, 2011	66.67%	33.33%
On or after May 18, 2011 but prior to May 19, 2012	33.33%	66.67%
After May 18, 2012	0.00%	100.00%

(iii)                               Upon the occurrence of any termination of Executive’s employment with the Company or any subsidiary of the Company for any reason occurring prior to the consummation of a Company Sale (a “Termination Event”), the Executive’s Class A Profits Interest (the “Company Equity”) which is “unvested” shall automatically be forfeited and Executive shall no longer have any rights with respect thereto and (y) the Company may, in the Managing Member’s sole discretion, elect to purchase any or all of Executive’s vested Company Equity upon written notice, delivered by the Managing Member to Executive at any time following a Termination Event (the “Call Notice”), setting forth the Call Price (as defined below) and the proposed closing date of the Company’s purchase of the “vested” Company Equity; provided, that such closing date shall occur within 90 days following the Call Notice and shall be paid in cash or at the Company’s option by delivery of a promissory note payable in eight (8) quarterly installments with an 8% per annum interest rate.  “Call Price” means (I) with respect to any Termination Event not involving a termination by the Company for Cause, an amount equal to the “fair market value” of the “vested” Company Equity as of the Termination Event as determined by the Managing Member based on the valuation of the Company as an on-going business, less any capital contribution that has not been previously paid by Executive and is required to be paid pursuant to Section 5 of this Agreement (provided, that if the Executive objects to the fair market value as determined by the Managing Member, the fair market value of the “vested” Company Equity shall be determined by an appraiser chosen by the Managing Member and reasonably acceptable to Executive) and (II) with respect to any Termination Event involving a termination by the Company for Cause, an amount equal to the lesser of (a) the fair market value of the “vested” Company Equity as of the Termination Event as determined by, and in the sole and exclusive discretion of, the Managing Member or (b) the amount, if any, contributed by the Executive for that portion of the “vested” Company Equity being purchased by the Company.  At the closing of any purchase of Executive’s “vested” Company Equity in accordance with this Section 9(e)(iii), Executive shall deliver to the Managing Member (x) such instruments of transfer as shall be requested by the Managing Member with respect to such Company Equity and (y) such Company Equity, free and clear of any liens or other encumbrances and Executive shall so represent and warrant.  For purposes of this Agreement, “Company Sale” shall mean (A) a sale of all or a majority of the assets of the Company in one transaction or a series of related transactions or (B) a sale or other transfer of a majority of the interests in the Company (whether by sale, merger, consolidation or otherwise) in one transaction or a series of related transactions.

10.                               Non-Competition/Non-Solicitation.

(a)                                 Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and affiliates and accordingly agrees to the following covenants as being reasonably necessary to protect the business and goodwill of the Company and its subsidiaries and affiliates:

(i)                                     During the Employment Term and for a period of either (x) twelve (12) months following the date Executive ceases to be employed by the Company for any reason if such cessation of employment occurs prior to May 17, 2010 or (y) twenty-four (24) months following the earlier of (A) the expiration of the Employment Term and (B) the date the Executive ceases to be employed by the Company for any reason if such cessation occurs on or after May 18, 2010 (the period described in clause (x) or (y) referred to as the “Restricted Period”), Executive will not directly or indirectly, (a) engage in any vocation in the United States for Executive’s own account that uses, adopts or in any manner involves, the trading strategies or trading techniques being utilized by the Company including those strategies or techniques that are in the process of being developed or whose use is being contemplated by the Company, (b) enter the employ of, or render any services to, any person engaged in any business or activity that is directly competitive with that of the Company in any geographical area in which the Company does business, (c) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any business that competes with the business of the Company in any geographical area in which the Company does business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (d) interfere with business relationships (whether formed before or after the Effective Date) between the Company and customers, counterparty or suppliers of, or consultants to, the Company, or (e) solicit or attempt to solicit any such customers (or potential customers) counterpart, or supplies (including any counterparty, customer or potential customer or counterparty of the Execution Services Subsidiary) or encourage or attempt to encourage any such persons to cease or minimize its business relationships with the Company.  For purposes of this Section 10, the Company shall be construed to include the Company and its subsidiaries and affiliates.

(ii)                                  Notwithstanding anything to the contrary in the Agreement, (A) Executive may indirectly own through a commingled investment vehicle, solely as an investment, securities of any person engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive is not a controlling person of, or a member of a group which controls, such person and does not indirectly own 5% or more of any class of securities of such person and (B) Executive may own an equity interest in any company or entity established, in whole or in part, by Vincent Viola.

(iii)                               During the Restricted Period, Executive will not, and will not cause any other person or entity to, solicit or encourage to cease to work with the Company, or hire, any person who is an employee of or consultant then under contract with the Company or who was an employee of or consultant then under contract with the Company within the six month period preceding such activity without the Company’s written consent.

(b)                                 Executive acknowledges and agrees that the restrictions in this Section 10 are reasonable and valid in geographical and temporal scope and in all other respects, and are necessary in order to secure for the Company the benefits for which it has contracted (specifically, the world-wide scope is necessary because trading markets operate without regard to geographic boundaries).  In particular, Executive understands that the provisions of this Section 10 may limit his ability to earn a livelihood in a business similar to the business of the Company but nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to Executive, and (v) the consideration provided hereunder is sufficient to compensate Executive for the restrictions contained in such provisions.  In consideration thereof and in light of Executive’s education, skills and abilities, Executive agrees that he will not assert in any forum that such provisions prevent him from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

(c)                                  It is further expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 10 to be reasonably necessary to protect the business and good will of the Company, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in the Agreement is an unenforceable restriction against Executive, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

11.                               Nondisparagement.  Executive agrees (whether during or after Executive’s employment with the Company) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or its subsidiaries or affiliates or the officers, directors, managers (including the Managing Member) or members of the Company or its subsidiaries or affiliates unless giving truthful testimony under subpoena or in connection with the enforcement or defense of Executive’s rights under this Agreement or any other agreement between Executive and the Company.

12.                               Confidentiality.

(a)                                 For purposes of this Section 12, “Confidential Information” includes, but is not limited to:  (i) all ideas, inventions, know-how, technology, formulae, designs, software, programs, algorithms, trading strategies, products, systems, applications, processes, procedures, methods and improvements and enhancements, and all related documentation, whether or not patentable, copyrightable or entitled to other forms of protection, utilized by the Company or its affiliates or which are directly or indirectly related to the business, products or services, or proposed business, products or services, of the Company or its affiliates; (ii) the name and/or address of any customer, counterparty or vendor of the Company or its affiliates, or any information concerning the transactions or relations of any customer or vendor of the Company or its affiliates with the Company or any of its stockholders, principals, directors, officers, employees or agents; (iii) any financial information relating to the Company, the Managing Member and their respective businesses; (iv) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or its affiliates; (v) any business plans, budgets, advertising or marketing plans; (vi) any information contained in any of the written or oral policies and procedures or manuals of the Company or its affiliates; (vii) any information belonging to customers, vendors or affiliates of the Company or its affiliates or any other individual or entity which the Company or its affiliates has agreed to hold in confidence; and (viii) all written, graphic and other material (in any medium whether in writing, on magnetic tape or in electronic or other form) relating to any of the foregoing.  Executive acknowledges and understands that information that is not novel or is not copyrighted, trademarked or patented, or eligible for such or any other protection, may nonetheless be proprietary information.

(b)                                 Executive hereby acknowledges and agrees that during the Employment Term, Executive may learn of or have access to the Company’s Confidential Information, or of Confidential Information entrusted to the Company by another individual, corporation, partnership, limited liability company, or other entity (each, a “Person”, and collectively, “Persons”).  Except as required by the performance of Executive’s duties as related to Executive’s employment by the Company, Executive shall not, either during or after the course of Executive’s employment by the Company, use or disclose any Confidential Information or convey any Confidential Information obtained by him during his employment to Persons outside of the Company, nor shall Executive cause or permit any individual controlled or directed by Executive to do any of the foregoing.  Executive understands that Executive’s employment by the Company creates a relationship of confidence between the Company and Executive.

(c)                                  Notwithstanding the foregoing, any restriction on Executive’s use, disclosure, or conveyance of Confidential Information shall not apply to (i) any Confidential Information that enters the public domain through no fault of Executive or any person affiliated with Executive in any manner or as a result of a breach of the Company’s confidentiality; (ii) any Confidential Information that Executive is required to disclose pursuant to an order of a court of competent jurisdiction or another government agency having appropriate authority, solely to the extent necessary to comply with such order, and provided that, in the event that Executive is ordered by a court or other government agency to disclose any Confidential Information, Executive shall (x) promptly notify the Company of such order, (y) diligently contest such order at the sole expense of the Company as expenses occur, and (z) seek to obtain at the sole expense of the Company such confidential treatment as may be available under applicable laws for any information disclosed under such order; (iii) any use or disclosure, during the course of Executive’s employment by the Company, of Confidential Information made necessary by the proper conduct of the business of the Company and consistent with the instructions of the Company; or (iv) any use or disclosure in connection with any litigation, arbitration or mediation involving this Agreement or any other agreement between Executive and the Company or affiliate thereof.  Notwithstanding the foregoing, Executive shall be entitled to retain his personal papers, any information or documentation relating to his equity interest in the Company and any information he reasonably believes is necessary for tax purposes.

(d)                                 All Confidential Information, however and wherever produced, including, without limitation, Confidential Information stored in computer databases or by other electronic means, shall be and remain the sole property of the Company.  Upon termination of Executive’s employment and regardless of the manner of such termination, Executive shall immediately (i) deliver to the Company or (ii) at the Company’s request, destroy all documents and electronic storage devices (without retaining any electronic or physical copies, extracts, or other reproductions, summaries or analyses) that contain Confidential Information and that are in Executive’s possession, subject to Executive’s control, or held by Executive for others, including, without limitation, any and all records, drawings, notebooks, papers, and computer diskettes, whether prepared by Executive or others. In addition, Executive shall return to the

Company any equipment, tools, or other devices owned by the Company and in Executive’s possession.  At the Company’s request, Executive shall promptly deliver to the Company a certificate to the effect that Executive has complied with the provisions of this paragraph (d).

13.                               Ownership of Work Product; Inventions.

(a)                                 Executive acknowledges and agrees that the results of all work and tasks performed by Executive for or on behalf of the Company, or in connection therewith, including without limitation all Inventions, as defined below (the “Works”), are owned by the Company.

(b)                                 Executive acknowledges and agrees that, to the fullest extent allowed by law, all of the Works are “works made for hire”, as that phrase is defined in the Copyright Revision Act of 1976 (17 U.S.C. § 101) (the “Act”), in that either (i) such Works are and will be prepared within the scope of Executive’s employment; or (ii) such Works have been and will be specifically ordered or commissioned for use as set forth in the Act.  The Company shall therefore be deemed to be the sole author and owner of any and all right, title, and interest therein, including, without limitation, intellectual property rights.

(c)                                  To the extent that any such Works are not owned by the Company or do not qualify for any reason as works made for hire, and to the extent that Executive may have or acquire any right, title, or interest in such Works, Executive hereby assigns to the Company any and all such right, title, and interest in and to the Works.

(d)                                 Executive agrees to make full and prompt disclosure to the Company of any inventions or processes (as such terms are defined in 35 U.S.C. § 100) made or conceived by Executive alone or with others during the course of Executive’s employment by the Company (any such inventions or processes hereinafter referred to as the “Inventions”), whether or not such Inventions are patentable or protected as trade secrets and whether or not such Inventions are made or conceived during normal working hours or on the premises of the Company.  Notwithstanding such full and prompt disclosure, Executive’s agreement to assign, as set forth in paragraph (c) above, shall not apply to any Inventions that were conceived and developed without the use of the Company’s equipment, supplies, facilities, and trade secret information and were developed entirely on Executive’s own time (“Personal Inventions”), unless (i) the Inventions relate directly to the business of the Company or to the Company’s actual or anticipated research or development; or (ii) the Inventions result from any work performed by Executive for the Company.

(e)                                  With respect to Works that are not owned by or assigned to the Company pursuant to paragraphs (a), (b), (c) or (d) above and that are not Personal Inventions, Executive agrees that the Company shall have, and Executive hereby grants to the Company, a perpetual, worldwide, irrevocable, royalty-free, fully paid-up, exclusive license to use for any and all purposes and in any manner any such Works or Inventions that are within the scope of the Company’s actual and anticipated business.

(f)                                   Any assignment of any Works under this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”).  To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various states/ countries where such Moral Rights exist, Executive hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent.  Executive will confirm any such waivers and consents from time to time as requested by the Company.

(g)                                  Executive agrees, at the Company’s sole expense, to execute and deliver such assignments, copyright applications, patents, patent applications, licenses, and other documents as the Company may direct and to cooperate fully with the Company, both during and after the Employment Term, to enable the Company to secure and maintain in any and all countries the rights described and granted in paragraphs (a) through (f) above with respect to Works and Inventions.  In the event the Company is unable, after reasonable effort, to obtain Executive’s signature on any such documents, Executive hereby irrevocably designates and appoints the Company through a duly authorized officer as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other intellectual property protected related to Works and Inventions with the same legal force and effect as if Executive had executed them.

(h)                                 Executive understands and agrees that the Company shall determine, in its sole and absolute discretion, whether an application for patent, copyright registration, or any other intellectual property right shall be filed on any Works or Inventions assigned to the Company under this Agreement and whether such an application shall be prosecuted or abandoned prior to issuance or registration.

14.                               Specific Performance.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 2, 3 or 4 herein would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

15.                               Miscellaneous.

(a)                                 Acceptance.  Executive hereby represents that, as of the Effective Date, his execution of this Agreement and performance of his obligations hereunder do not and will not constitute a breach of any written agreement to which he is a party or is otherwise bound, including, without limitation, any noncompetition or employment agreement.

(b)                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

(c)                                  Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.  Sections 9, 2, 3, 4, 5, 6 and this Section 7 survive the termination of Executive’s employment with the Company, except as otherwise specifically stated therein.

(d)                                 No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(e)                                  Indemnification.  The Company acknowledges that Executive shall be entitled to the indemnification rights set forth in Section 7.5 of the Operating Agreement for the Company.

(f)                                   Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(g)                                  Assignment.  Executive shall not have the right to assign his interest in this Agreement, any rights under this Agreement or any duties imposed under this Agreement, except as permitted by the laws of descent.  This Agreement may be assigned by the Company to any successor in interest to substantially all of the business operations of the Company; provided that such successor expressly assumes the obligations of the Company to Executive under this Agreement.  Such assignment shall become effective when the Company notifies Executive of such assignment or at such later date as may be specified in such notice.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company.  Notwithstanding the foregoing, following a sale of a controlling interest in the Company or a sale or transfer of all or substantially all of the Company’s assets, the term “Company” for purposes of Sections 2, 3, 4 or 5 shall refer only to the Company and its businesses and/or trading strategies or techniques immediately prior to such transaction.

(h)                                 Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, if sent by facsimile transmission or if mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission, and (iii) notices sent by United States registered mail shall be deemed given two days after the date of deposit in the United States mail.

If to Executive, to:

Christopher Concannon

146 Roxbury Road

Garden City, NY 11530

(917) 886-0255

or such other address as shall most currently appear on the records of the Company.

If to the Company, to:

Virtu Financial LLC

645 Madison Avenue

16th Floor

New York, NY 10022

Attn:  Douglas A. Cifu

Telecopy: (212) 418-0123

(i)                                     Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(j)                                    Continuation of Employment.  Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment “at will” and shall not be deemed to extend any of the provisions of this Agreement, and Executive’s employment may thereafter be terminated at will by Executive or the Company.

(k)                                 Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EXECUTIVE:

/s/ Christopher Concannon
Christopher Concannon

VIRTU FINANCIAL LLC

By:	/s/ Douglas A. Cifu
Name: Douglas A. Cifu
Title: EVP & COO

Schedule I

Executive shall be obligated to make the Initial Capital Contribution and the additional capital contributions set forth in such Section 5 of the Agreement as follows:  the Company shall be entitled to retain and shall credit to the Executive’s Capital Account in each fiscal year (or portion thereof during the Employment Term) an amount equal to 50% of the positive difference (if any) of (x) the aggregate amount distributed to the Executive during each fiscal year (whether as a Monthly Payment, Bonus, tax distribution or profit distribution) minus (y) the sum of (i) $1,000,000 plus (ii) the product of (A) the aggregate amount of taxable income allocated to the Executive during any fiscal year on account of his ownership interest in the Company (excluding the Monthly Payment and the Bonus) multiplied by (B) the highest marginal federal, state and local tax individual tax rate for a tax payor residing in New York, NY during such fiscal year.